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         AGREEMENT AND PLAN OF MERGER (the "Agreement") entered into on
February 22, 2000 by and among eB2B COMMERCE, INC., a Delaware corporation with its principal place of business at 29 West 38th Street, New York, New York 10018 ("eB2B"), NETLAN MERGER CORPORATION, a Delaware corporation and wholly-owned subsidiary of eB2B ("Merger Sub"), NETLAN ENTERPRISES, INC., a Delaware corporation with its principal place of business at 29 West 38th Street, New York, New York 10018 (the "Company"). The Company and eB2B are referred to collectively herein as the "Parties" or individually as a "Party."

         WHEREAS, the Boards of Directors of eB2B and the Company deem it advisable and in the best interests of their respective companies and their respective stockholders to enter into a business combination by means of a merger of the Company with and into Merger Sub under the terms of this Agreement and have approved and adopted this Agreement;

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with applicable law, the Company will merge with and into Merger Sub and Merger Sub will survive (the "Surviving Corporation"); and

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1        Definitions.

         1.1 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         1.2 "Agreement" has the meaning set forth in the preface above.

         1.3 "Basis" means any past or present fact, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

         1.4 "Cephas" has the meaning set forth in Section 7.1.10 below.

         1.5 "Certificate of Merger" has the meaning set forth in Section 2.3 below.

         1.6 "CKS" means Camhy, Karlinsky & Stein LLP, counsel to the Company.

         1.7 "Closing" has the meaning set forth in Section 2.2 below.

         1.8 "Closing Date" has the meaning set forth in Section 2.2 below.

         1.9 "Code" has the meaning set forth in the preface above.

         1.10 "Company" has the meaning set forth in the preface above.

         1.11 "Company Common Stock" means the common stock of the Company.

         1.12 "Company Disclosure Schedule" means the disclosure schedule delivered by the






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Company to eB2B concurrently with the execution and delivery of this Agreement.

         1.13 "Company Financial Statements" has the meaning set forth in
Section 4.7 below.

         1.14 "Company Key Employees" has the meaning set forth in Section 3.2 below.

         1.15 "Company Most Recent Balance Sheet" means the balance sheet contained within the Company Most Recent Financial Statements.

         1.16 "Company Most Recent Financial Statements" has the meaning set forth in Section 4.7 below.

         1.17 "Company Most Recent Fiscal Year End" has the meaning set forth in
Section 4.7 below.

         1.18 "Company Most Recent Unaudited Period End" has the meaning set forth in Section 4.7 below.

         1.19 "Company Stockholder" means any Person who or which holds any shares of Company Common Stock.

         1.20 "Company Stockholder Approval" means the affirmative vote or written consent of the holders of an amount of the Company Common Stock which would be sufficient to cause the Merger to be effective in accordance with applicable law and the certificate of incorporation and bylaws of the Company.

         1.21 "Confidential Information" means all information regarding a Party other than (i) information generally known by the public (other than as a result of disclosure by the other Party) and (ii) information available to the other Party on a nonconfidential basis from a Person not known by the other Party to be bound by a confidentiality agreement or otherwise prohibited from disclosing such information.

         1.22 "DGCL" means the General Corporation Law of the State of Delaware, as amended.

         1.23 "Dissenting Share" means any share of Company Common Stock with respect to which the holder thereof has objected to the transactions contemplated hereby and has exercised such holder's appraisal rights under applicable law.

         1.24 "DWEB Common Stock" means the common stock of DynamicWeb.

         1.25 "DWEB Option" means an option to purchase DWEB Common Stock.

         1.26 "DWEB Warrant" means a warrant to purchase DWEB Common Stock.

         1.27 "DynamicWeb" means DynamicWeb Enterprises, Inc., a New Jersey corporation.

         1.28 "DynamicWeb Exchange Ratio" means the Exchange Ratio, as defined in the DynamicWeb Merger Agreement.

         1.29 "DynamicWeb Merger Agreement" means that certain Agreement and Plan of Merger dated December 1, 1999 between eB2B and DynamicWeb, as such agreement may be amended, modified, supplemented or restated from time to time

         1.30 "DynamicWeb Transaction" means the merger of eB2B with and into DynamicWeb, as contemplated in DynamicWeb Merger Agreement.

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         1.31 "eB2B" has the meaning set forth in the preface above.

         1.32 "eB2B Common Stock" means the common stock, par value $0.001 per share, of eB2B.

         1.33 "eB2B Disclosure Schedule" means the disclosure schedule delivered by eB2B to the Company concurrently with the execution and delivery of this Agreement.

         1.34 "eB2B Balance Sheet" means the balance sheet contained within the eB2B Financial Statements.

         1.35 "eB2B Financial Statements" has the meaning set forth in Section
5.5 below.

         1.36 "eB2B Securities" shall mean the eB2B Common Stock, the Incentive Options, the Incentive Warrants and any other securities of eB2B.

         1.37 "Effective Time" has the meaning set forth in Section 2.3 below.

         1.38 "Employment Agreement" shall mean each employment agreement entered into as of the date hereof between any Company Key Employee and eB2B or the Merger Sub, as such agreement may be amended, modified, supplemented or restated from time to time.

         1.39 "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended.

         1.40 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.41 "Escrow Agreement" has the meaning set forth in Section 3.1 below.

         1.42 "Escrow Shares" has the meaning set forth in Section 3.1 below.

         1.43 "Exchange Ratio" has the meaning set forth in Section 2.4.5 below.

         1.44 "Existing Warrants" shall mean the warrants to purchase 10,000 shares of eB2B Common Stock which were granted to the Company prior to the date hereof.

         1.45 "Form S-4 Registration Statement" means the registration statement on SEC Form S-4, relating to the DynamicWeb Transaction.

         1.46 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         1.47 "Gansl" has the meaning set forth in Section 7.1.13 below.

         1.48 "Incentive Cash" has the meaning set forth in Section 3.2 below.

         1.49 "Incentive Options" has the meaning set forth in Section 3.2 below.

         1.50 "Incentive Warrants" has the meaning set forth in Section 3.2 below.

         1.51 "Intellectual Property" means (a) all inventions (whether patentable or

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unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, Internet domain names, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals),
(f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         1.52 "IRS" means the Internal Revenue Service.

         1.53 "Key Bank" has the meaning set forth in Section 7.1.11 below.

         1.54 "Knowledge" means actual knowledge, including, with respect to the Company, the actual knowledge of the Chief Executive Officer of the Company and, with respect to eB2B, the Chief Executive Officer of eB2B.

         1.55 "Letter of Intent" means the letter of intent dated January 7, 2000 between eB2B and the Company pursuant to which the parties are entering into this Agreement.

         1.56 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         1.57 "License" means any written license, sublicense, agreement or permission.

         1.58 "Material Adverse Effect" means, with respect to any Party, any condition, circumstance or development having any adverse effect on the business, financial conidition or results of operations of such Party that is material to the Party or to the ability of the Party to consummate the transactions contemplated by this Agreement.

         1.59 "Merger" has the meaning set forth in Section 2.1 below.

         1.60 "Merger Sub" has the meaning set forth in the preface above.

         1.61 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.62 "Party" or "Parties" has the meaning set forth in the preface above.

         1.63 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity or organization.

         1.64 "Plociak" has the meaning set forth in Section 7.1.14 below.

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         1.65 "Schwartz" has the meaning set forth in Section 7.1.12 below.

         1.66 "SEC" means the Securities and Exchange Commission.

         1.67 "Securities Act" means the Securities Act of 1933, as amended.

         1.68 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.69 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         1.70 "Subsidiary" means any corporation with respect to which a specified Person owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         1.71 "Surviving Corporation" has the meaning set forth in the preface above.

         1.72 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         1.73 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         1.74 "Transaction Costs" means any and all reasonable costs and expenses, including, without limitation, reasonable fees and disbursements of consultants, financial advisors, counsel, accountants and investment bankers, incurred in connection with the transactions contemplated hereby.

         1.75 "Y2K Problem" shall mean generating incorrect date data or incorrectly processing date-related data or functionality when processing, providing or receiving (i) daterelated data from, into and between the twentieth and twenty-first centuries or (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

2        Basic Transaction.

         2.1 The Merger. On and subject to the terms and conditions of this Agreement and in accordance with the DGCL, the Company will merge with and into the Merger Sub (the "Merger") at the Effective Time. The Merger Sub shall be the corporation surviving the Merger.

         2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of eB2B's legal counsel, Moskowitz Altman & Hughes LLP, in New York, New York or such other place as the Parties may mutually determine, commencing at 9:00 a.m. local time on the day after the satisfaction or waiver of all of the conditions set forth in Section 7.1 and 7.2 hereof (other than the delivery of items to be delivered at Closing) or such other date as the Parties may mutually determine (the "Closing Date").

         2.3 Effective Time of the Merger. As soon as practicable after the Closing, the Company and eB2B will file with the Secretary of State of the State of Delaware a certificate of merger as required to consummate the Merger in accordance with the DGCL, and in form and substance reasonably satisfactory to the Parties (the "Certificate of Merger"). The Merger shall become effective upon the filing of the Certificate of Merger, or such later time as is established by the Parties and set forth in the Certificate of Merger (the "Effective Time").

         2.4      Effect of Merger.

                  2.4.1 General. At the Effective Time, the separate existence of the Company shall cease and the Company shall be merged with and into Merger Sub. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Company in order to carry out and effectuate the transactions contemplated by this Agreement.

                  2.4.2 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation until such time as it shall thereafter be duly altered, amended or repealed.

                  2.4.3 Bylaws. The Bylaws of Merger Sub in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation until such time as they shall thereafter be duly altered, amended or repealed.

                  2.4.4 Directors and Officers. The directors and officers of Merger Sub in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation, retaining their respective positions and terms of office.

                  2.4.5 Common Stock Conversion. At the Effective Time, each outstanding share of Company Common Stock outstanding immediately prior to the Effective Time shall be exchanged for a number of shares of eB2B Common Stock equal to (i) one share of eB2B Common Stock multiplied by (ii) the Exchange Ratio. For purposes of this Agreement, the "Exchange Ratio" means the ratio determined by calculating a fraction the numerator of which shall be 122,180 and the denominator of which shall be the number of shares of Company Common Stock outstanding as of the Effective Time.

                  2.4.6 Effect of Stock Split or other Recapitalization. If, between the date of this Agreement and the Effective Time, any outstanding shares of eB2B Common Stock (or securities convertible into eB2B Common Stock) shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (excluding the DynamicWeb Transaction), the number of shares of eB2B Common Stock (or securities convertible into eB2B Common Stock) for which Company Common Stock (and other securities convertible into Company Common Stock) shall be exchanged shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  2.4.7 Rights of Company Stockholders after Effective Time. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired, and shall cease to exist, and each certificate previously evidencing any such shares or other securities shall thereafter represent the right to receive certificates evidencing such number of whole shares of eB2B Common Stock into which such Company Common Stock were exchanged in accordance with this Section 2.4. The holders of certificates previously evidencing Company Common Stock shall cease to have any rights with respect to such securities except as otherwise provided herein or by law. After the close of business on the Closing Date, transfers of Company Common Stock outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

                  2.4.8 No Fractional Shares. Any shares of eB2B Common Stock to be delivered to any Person hereunder shall be rounded up to the nearest whole share and no Person shall be entitled to receive scrip or payment in lieu of fractional interests.

         2.5 Dissenters' Rights. The Company shall give eB2B prompt notice of any shares of capital stock of the Company which are Dissenting Shares. Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions; except to the extent that the holder thereof subsequently withdraws such holder's demand for payment in the manner provided under applicable law, fails to comply fully with the requirements of applicable provisions of applicable law, or otherwise fails to establish the right of such shareholder to be paid the fair value of such shareholder's shares under applicable law. The Company agrees that prior to the Effective Time it will not, except with the prior written consent of eB2B, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of the fair value of any Dissenting Shares.

         2.6 Exchange of Certificates. Immediately following the Closing, certificates representing the shares of eB2B Common Stock issued in the Merger will be delivered to the Company Stockholders in the amounts set forth on
Schedule 3.1, against surrender of the certificates representing all of the Company Common Stock owned by such Company Stockholders. If any certificate evidencing Company Common Stock shall have been lost, stolen or destroyed, eB2B may request that prior to delivering certificates evidencing eB2B Common Stock in exchange therefor, the holder of such Company Common Stock sign an affidavit of that fact and, if required by eB2B, post a bond, in such reasonable amount as eB2B may direct, as indemnity against claims that may be made against eB2B with respect to such certificate.

3        Certain Agreements.

         3.1 Escrow Agreement. 75,188 of the shares of eB2B Common Stock to be issued hereunder to the Company Stockholders ("Escrow Shares"), shall be delivered to an escrow agent reasonably acceptable to the Parties, to be held pursuant to the escrow agreement dated as of the date hereof among eB2B, the Company Stockholders and CKS, as escrow agent ("Escrow Agreement").

         3.2 Incentive Bonuses to Key Employees. The persons listed in Section
3.2 of the Company Disclosure Schedule who enter into an Employment Agreement having a term of employment of at least one (1) year following the Effective Date ("Company Key Employees") shall be granted incentive bonuses in the amounts set forth opposite such persons' names in Schedule 3.2 attached hereto. The aggregate amount of such incentive bonuses shall not exceed (i) $110,000 in cash ("Incentive Cash"), (ii) options ("Incentive Options") to purchase 30,075 shares of eB2B Common Stock and (iii) Existing Warrants ("Incentive Warrants") to

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purchase 4,000 shares of eB2B Common Stock.

                  3.2.1 Terms of Incentive Cash. Subject to Section 3.2.4, the Incentive Cash shall be paid to the appropriate Company Key Employee one (1) year after the Effective Date.

                  3.2.2 Terms of Incentive Options. Subject to Section 3.2.4, the Incentive Options shall (i) be issued by eB2B to the applicable Company Key Employees at the Closing, (ii) vest at the end of one (1) year after the Effective Date, (iii) have an exercise price of $5.50 per share, (iv) expire on the date which is five (5) years after the Effective Date and (v) have such other terms as may be appropriate under the stock option plan of eB2B in effect at the Closing.

                  3.2.3 Terms of Incentive Warrants. Subject to Section 3.2.4, the Incentive Warrants shall have been transferred by the Company to the applicable Company Key Employees, effective immediately prior to the Effective Date and 50% of each Company Key Employee's Incentive Warrants shall vest six
(6) months after the Effective Date and the remaining 50% of each Company Key Employee's Incentive Warrants shall vest on the first anniversary of the Effective Date, in each case, only upon achievement of specific performance targets set forth in Schedule 3.2.3 attached hereto.

                  3.2.4 Effect of Termination of Employment.

                        3.2.4.1 Loss of Incentive Bonuses. In the event that any Company Key Employee's employment with eB2B or the Surviving Corporation is voluntarily terminated by such Company Key Employee (other than for "Good Reason" as defined in the applicable Employment Agreement) or is terminated by eB2B or the Surviving Corporation for "Cause" (as defined in the applicable Employment Agreement), in either case, prior to the first anniversary of the Effective Time, then such Company Key Employee shall not receive Incentive Cash otherwise to be delivered to such Company Key Employee, all Incentive Options issued to the Company Key Employee shall be immediately cancelled and all Incentive Warrants transferred to such Company Key Employee shall be immediately cancelled.

                        3.2.4.2 Acceleration of Incentive Bonuses. In the event that any Company Key Employee's employment with eB2B or the Surviving Corporation is terminated by eB2B or the Surviving Corporation for convenience, death or disability (as determined pursuant to the applicable Employment Agreement), or is terminated by the Company Key Employee for "Good Reason" (as defined in the applicable Employment Agreement), in any such case, prior to the first anniversary of the Effective Time, any Incentive Cash payable to such Company Key Employee shall be paid to such Company Key Employee within 10 days of such termination, any unvested Incentive Options issued to the Company Key Employee shall immediately vest and become exercisable, and any unvested Incentive Warrants transferred to the Company Key Employee shall immediately vest and become exercisable.

         3.3 Effect of DynamicWeb Transaction. The closing of the Merger shall not be conditioned upon the closing of the DynamicWeb Transaction. However, in the event that the DynamicWeb Transaction is consummated:

                  3.3.1 DWEB Common Stock. At the closing of the DynamicWeb Transaction, each share of eB2B Common Stock issued pursuant to Section 2.4.5 and outstanding at the closing of the DynamicWeb Transaction shall be exchanged for shares of DWEB Common Stock on the basis of the DynamicWeb Exchange Ratio and in accordance with the other terms of the DynamicWeb Merger Agreement, subject to the terms of the Escrow Agreement.

                  3.3.2 DWEB Options. At the closing of the DynamicWeb Transaction, the Incentive Options shall be exchanged for DWEB Options having the same terms as the Incentive Options, except that (i) the number of shares of DWEB Common Stock issuable upon exercise or conversion of such DWEB Option shall be calculated by multiplying (A) the number of shares of eB2B Common Stock into which such Incentive Option would have been exercisable by (B) the DynamicWeb Exchange Ratio and (ii) the exercise price of each such DWEB Option shall equal the lower of (A) $6.50 per share or (B) the closing price per share of the DWEB Common Stock on the date of the Effective Time. It is the intention of the Parties that such DWEB Options qualify, to the maximum extent possible, as incentive stock options (as defined in Section 422 of the Code) to the extent that the Incentive Options so qualified at the closing of the DynamicWeb Transaction.

                  3.3.3 DWEB Warrants. At the closing of the DynamicWeb Transaction, the Incentive Warrants shall be exchanged for DWEB Warrants having the same terms as the Incentive Warrants, except that (i) the number of shares of DWEB Common Stock issuable upon exercise or conversion of such DWEB Warrant shall be calculated by multiplying (A) the number of shares of eB2B Common Stock into which such Incentive Warrant would have been exercisable by (B) the DynamicWeb Exchange Ratio and (ii) the exercise price of each such DWEB Warrant shall equal the exercise price of such Incentive Warrant divided by the DynamicWeb Exchange Ratio. It is the intention of the Parties that such DWEB Warrants qualify, to the maximum extent possible, as incentive stock options (as defined in Section 422 of the Code) to the extent that the Incentive Warrants so qualified at the closing of the DynamicWeb Transaction.

                  3.3.4 Adjustment Based on Exchange Ratio. It is the parties' expectation that the DynamicWeb Exchange Ratio shall be 2.66, and it is the parties' intent that the aggregate number of shares of DWEB Common Stock which may be issued pursuant to Section 3.3.1 shall be 325,000 and that the aggregate number of shares of DWEB Common Stock issuable upon exercise of DWEB Options which may be issued pursuant to Section 3.3.2 (assuming full vesting thereof) shall be 80,000. If, at the closing of the DynamicWeb Transaction, the DynamicWeb Exchange Ratio is other than 2.66, then the aggregate number of shares of DWEB Common Stock which may be issued pursuant to Section 3.3.1 shall be adjusted to be as equal as practicable to 325,000 and the aggregate number of shares of DWEB Common Stock issuable upon exercise of DWEB Options which may be issued pursuant to Section 3.3.2 (assuing full vesting thereof) shall be adjusted to be as equal as practicable to 80,000 and, in each case, the delivery of additional securities or the cancellation of securities, as the case may be, shall be applied on a pro rata basis among the applicable Company Stockholders and Company Key Employees in accordance with the relative proportion of the eB2B Securities originally issued to such holders pursuant to this Agreement.

                  3.3.5 Other Rights. All other rights of the holders of any eB2B Securities issued hereunder shall be the same as the rights of other holders of such eB2B Securities as set forth in the DynamicWeb Merger Agreement, and the terms relating to securities of DynamicWeb as set forth herein shall be appropriately adjusted upon any stock split or similar event, pursuant to
Section 2.4.7 of the DynamicWeb Merger Agreement.

         3.4 Additional Consideration. In the event that the DynamicWeb Transaction is not completed within six (6) months after the Effective Time: The total number of shares of eB2B

Common Stock issued hereunder shall be increased to 125,000, and the additional shares of eB2B Common Stock shall be distributed on a pro rata basis to the Company Stockholders in accordance with the relative proportion of the shares of eB2B Common Stock originally issued to such holders pursuant to this Agreement. No fractional shares will be delivered. The number of additional shares to be delivered to any Company Stockholder under this Section 3.4 will be rounded up to the nearest whole share. The total number of shares of eB2B Common Stock eligible to be issued pursuant to the Incentive Options shall be increased to 31,000 (such additional options to be distributed on a pro rata basis to the Company Key Employees in accordance with the relative proportion of the Incentive Options originally issued to such holders pursuant to this Agreement).

4    Representations and Warranties of the Company. The Company represents and warrants to eB2B that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Company Disclosure Schedule or as contemplated by Section 7.1 hereof.

         4.1 Organization of the Company. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         4.2 Capitalization. Section 4.2 of the Company Disclosure Schedule sets forth a description of the authorized capital stock of the Company, and the number of issued and outstanding shares of such capital stock. Section 4.2 of the Company Disclosure Schedule also lists and provides a brief description of all authorized and issued options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue any of its capital stock. Other than as contemplated by this Agreement, and except with respect to the securities described in Section 4.2 of the Company Disclosure Schedule, there are no outstanding or authorized shares of capital stock or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue any of its capital stock. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid, and nonassessable.

         4.3 Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Company cannot consummate the Merger unless and until it receives the Company Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions subject to the effect of (i) any applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally and (ii) general principles of equity (whether considered in a proceeding in equity or at law).

         4.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the certificate of incorporation or bylaws of the Company or (ii) except as set forth in Section 4.4 of the Company Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the DGCL, the Securities Act, the Securities Exchange Act and the state securities laws, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         4.5 Title to Assets; Security Interests. The Company has good and marketable title to, or a valid leasehold interest in or valid license to use, the properties and assets used by it, located on its premises, or shown on the Company Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Company Most Recent Balance Sheet and as otherwise set forth in Section 4.5 of the Company Disclosure Schedule.

         4.6 Subsidiaries. Set forth in Section 4.6 of the Company Disclosure
Schedule is a list of all of the Subsidiaries of the Company, and all other corporations or other entities in which the Company has an ownership interest. All of the representations and warranties of the Company contained in this Agreement shall apply to the Company and its subsidiaries, taken as a whole.

         4.7 Financial Statements. Attached as Section 4.7 of the Company Disclosure Schedule are the following financial statements (collectively the "Company Financial Statements"): (i) audited consolidated and unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1998 (the "Company Most Recent Fiscal Year End") for the Company and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Company Most Recent Financial Statements") as of and for the eleven months ended November 30, 1999 (the "Company Most Recent Unaudited Period End") for the Company. Except as set forth in Schedule 4.7 of the Company Disclosure Schedule, the Company Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects) subject to normal and recurring year-end adjustments which may be required with respect to the Company Most Recent Financial Statements.

         4.8 Events Subsequent to Most Recent Unaudited Period End. Since the Company Most Recent Unaudited Period End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date, except as set forth in Section 4.8 of the Company Disclosure Schedule:

                  4.8.1 the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

                  4.8.2 the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 or outside the Ordinary Course of Business (other than the Letter of Intent));

                  4.8.3 no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company is a party or by which the Company is bound;

                  4.8.4 the Company has not granted or agreed to grant any Security Interest upon any of its assets, tangible or intangible;

                  4.8.5 the Company has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000 or outside the Ordinary Course of Business;

                  4.8.6 the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

                  4.8.7 the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 or outside the Ordinary Course of Business;

                  4.8.8 the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business, except for any delays or postponements that would not, in the aggregate, result in any Material Adverse Effect with respect to the Company;

                  4.8.9 the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the Ordinary Course of Business;

                  4.8.10 the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

                  4.8.11 except as required by the terms of this Agreement, there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;

                  4.8.12 the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  4.8.13 the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  4.8.14 the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  4.8.15 the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  4.8.16 the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  4.8.17 the Company has not granted any increase in the compensation of or changed any of the employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  4.8.18 the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                  4.8.19 the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  4.8.20 there has been no loss of a major customer of the Company or dispute with any major customer or supplier of the Company which has had or is likely to have a Material Adverse Effect with respect to the Company;

                  4.8.21 there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                  4.8.22 The Company has not committed to any of the foregoing.

         4.9 Undisclosed Liabilities. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Company Most Recent Balance Sheet, (ii) Liabilities which have arisen after the Company Most Recent Unaudited Period End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) Liabilities disclosed in Section 4.9 of the Company Disclosure Schedule.

         4.10 Legal Compliance. The Company has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

         4.11     Tax Matters.

                  4.11.1 Except as set forth in Section 4.11 of the Company Disclosure Schedule, the Company has timely filed all Tax Returns that it has been required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid or adequate reserves have been established to cover any such Taxes. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No Tax Return of the Company is currently the subject of any audit, examination or similar proceeding. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  4.11.2 Except as set forth in Section 4.11 of the Company Disclosure Schedule, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  4.11.3 There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Company has Knowledge. Section 4.11 of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed for the past one (1) year with respect to the Company indicating those Tax Returns that have been audited, and indicating those Tax Returns that currently are the subject of audit. The Company has provided to eB2B correct and complete copies as filed of all federal income Tax Returns of the Company for the past three (3) years, examination reports, and statements of deficiencies assessed against or agreed to by the Company during the past three
(3) years.

                  4.11.4 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  4.11.5 The unpaid Taxes of the Company (A) did not, as of the Company Most Recent Unaudited Period End, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth on the face of the Company Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns as listed in Section 4.11 of the Company Disclosure Schedule.

         4.12 Real Property. The Company does not own any real property. Section
4.12 of the Company Disclosure Schedule lists and describes briefly all real property leased to or used by the Company. The Company has made provided to eB2B correct and complete copies of all leases and other occupancy agreements relating to such real property (including all amendments thereto). With respect to each such lease or agreement:

                  4.12.1 the lease or occupancy agreement is legal, valid, binding, enforceable, and in full force and effect;

                  4.12.2 the lease or occupancy agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on the terms set forth in such lease or occupancy agreement following the consummation of the transactions contemplated hereby;

                  4.12.3 except as set forth in Section 4.12 of the Company Disclosure Schedule, the Company and, to the Company's Knowledge, no other party to the lease or occupancy agreement is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                  4.12.4 the Company and, to the Company's Knowledge, no other party to the lease or occupancy agreement has repudiated any provision thereof;

                  4.12.5 except as set forth in Section 4.12 of the Company Disclosure Schedule, to the Company's Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or occupancy agreement;

                  4.12.6 the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

                  4.12.7 to the Company's Knowledge, all facilities described in
Section 4.12 of the Company Disclosure Schedule have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

                  4.12.8 all facilities described in Section 4.12 of the Company Disclosure Schedule are currently supplied with utilities.

         4.13     Intellectual Property.

                  4.13.1 The Company owns or has the right to use pursuant to License all Intellectual Property necessary in all material respects for the operation of its business, as presently conducted. Each item of Intellectual Property owned or controlled by the Company immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all actions which it deemed to be reasonably necessary to maintain and protect each item of Intellectual Property that it owns or controls.

                  4.13.2 Domain Names. Section 4.13.2 of the Company Disclosure Schedule sets forth a list of all Internet domain names registered in the name of the Company and used by the Company in its business. The Company has, and after the Effective Time the Surviving Corporation will have, a valid registration in and to such Internet domain names including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted under such names.

                  4.13.3 The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties and the Company has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) except as set forth in Section 4.13.3 of the Company Disclosure Schedule. To the Knowledge of the Company, no third party is interfering with, infringing upon, misappropriating, or otherwise coming into conflict with any Intellectual Property rights of the Company.

                  4.13.4 Section 4.13.4 of the Company Disclosure Schedule identifies each patent, trademark and copyright registration which has been issued to the Company, and each pending application for patent, trademark or copyright registration which the Company has made with respect to any of its Intellectual Property, and identifies each material License which the Company has granted to any third party with respect to any of its Intellectual Property. The Company has provided to eB2B correct and complete copies of all such patents, trademarks, registrations, applications, and Licenses (as amended to date) and has provided to eB2B correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.13.4 of the Company Disclosure Schedule also identifies each trade name or material unregistered trademark used by the

Company in connection with any of its businesses. Except as set forth in Section
4.13.4 of the Company Disclosure Schedule, with respect to each item of Intellectual Property disclosed in Section 4.13.4 of the Company Disclosure
Schedule:

                           4.13.4.1 the Company possesses all right, title, and
interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           4.13.4.2 the item is not subject to any outstanding
injunction, judgment, order, decree, ruling, or charge;

                           4.13.4.3 no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to Company's Knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           4.13.4.4 the Company has never agreed to indemnify
any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such item outside the Ordinary Course of Business.

                  4.13.5 Section 4.13.5 of the Company Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Company uses pursuant to a License (other than any off-the-shelf and other Intellectual Property generally available via shrink wrap or click wrap agreements). The Company has made provided to eB2B correct and complete copies of all such Licenses (as amended to date). With respect to each item of Intellectual Property identified in Section 4.13.5 of the Company Disclosure
Schedule:

                           4.13.5.1 the License covering the item is legal,
valid, binding, enforceable, and in full force and effect;

                           4.13.5.2 except as set forth in Section 4.13.5 of the
Company Disclosure Schedule, such License will continue to be legal, valid, binding, enforceable, and in full force and effect following the Closing;

                           4.13.5.3 neither the Company nor, to the Company's
Knowledge, any other party to the License is in material breach or default, and to the Company's Knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                           4.13.5.4 neither the Company nor, to the Company's
Knowledge, any other party to the License has repudiated any provision thereof;

                           4.13.5.5 to the Company's Knowledge, with respect to
each sublicense, the representations and warranties set forth in subsections
4.13.5.1 through 3.15.5.4 above are true and correct with respect to the underlying license;

                           4.13.5.6 to the Company's Knowledge, the underlying
item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           4.13.5.7 no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           4.13.5.8 the Company has not granted any sublicense
or similar right
with respect to the License outside the Ordinary Course of Business or that would constitute a material breach of any such License.

                  4.13.6 To the Knowledge of the Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

         4.14 Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary in all material respects for the conduct of its business as presently conducted. Except as set forth in Section 4.14 of the Company Disclosure Schedule, each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         4.15 Contracts. Section 4.15 of the Company Disclosure Schedule lists the following contracts and other agreements to which the Company is a party and which are currently in force and effect:

                  4.15.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  4.15.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, result in a material loss to the Company, or involve consideration in excess of $25,000;

                  4.15.3 any agreement concerning a partnership or joint venture;

                  4.15.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has granted a Security Interest on any of its assets, tangible or intangible;

                  4.15.5 any agreement concerning confidentiality or noncompetition (other than any such agreements which are entered into in the Ordinary Course of Business and which will not have any Material Adverse Effect with respect to the Company);

                  4.15.6 any agreement between the Company and any of the Company's Stockholders or any Company Stockholder's Affiliate;

                  4.15.7 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  4.15.8 any collective bargaining agreement;

                  4.15.9 any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing severance benefits;

                  4.15.10 any agreement under which it has advanced or loaned any amount which remains outstanding as of the date hereof, to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  4.15.11 any agreement under which the consequences of a default or termination could have a Material Adverse Effect with respect to the Company;

                  4.15.12 any agreement pursuant to which any party has any registration rights; and

                  4.15.13 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000. The Company has provided to eB2B a correct and complete copy of each written agreement listed in Section 4.15 of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.15 of the Company Disclosure Schedule. With respect to each such agreement, except as set forth on Section 4.15 of the Company Disclosure Schedule: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company, and to the Company's Knowledge, no other party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) to the Company's Knowledge, no party has repudiated any provision of the agreement.

         4.16 Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Company Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         4.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         4.18 Insurance. Attached as Section 4.18 of the Company Disclosure
Schedule is each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the consummation of the transactions contemplated hereby, after notice to the insurer; (C) neither the Company nor to the Company's Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) to the Company's Knowledge, no party to the policy has repudiated any provision thereof. The Company has been covered at all times by insurance in scope and amount customary and reasonable for the businesses in which it has engaged.

         4.19 Litigation. Section 4.19 of the Company Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Company's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. There are no actions, suits, proceedings, hearings or investigations involving the Company or any of its subsidiaries which could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) adversely affect the right of the Surviving Corporation to own the assets or operate the businesses of the Company or (D) result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Surviving Corporation. The Company has no reason to believe that any such similar action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

         4.20 Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties and, to the Company's Knowledge, the Company does not have any material Liability (and, to the Company's Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Company Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

         4.21 Product Liability. To the Company's Knowledge, the Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

         4.22 Employees. To the Company's Knowledge, none of the Company's officers, key employees, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practices. The Company does not know of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

         4.23     Employee Benefits.

                  4.23.1 Definitions. For the purpose of this Section 4.23 below, the following terms shall have the meanings set forth below:

                          i.   "Employee Benefit Plan" means any (i)
                               nonqualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension

                               Benefit Plan (including any Multi-employer
                               Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

                          ii. "Employee Pension Benefit Plan" has the meaning
                               set forth in Section 3(2) of ERISA.

                          iii."Employee Welfare Benefit Plan" has the meaning
                               set forth in Section 3(1) of ERISA.

                          iv. "Employee" shall mean any current, former, or retired employee, consultant, or member of the Company;

                          v. "Employee Agreement" shall refer to each management, employment, stock purchase, severance, separation, consulting, relocation, loan, repatriation, expatriation, Visas, work permit or similar agreement, contract or arrangement between the Company or any ERISA Affiliate and any Employee;

                          vi. "ERISA Affiliate" means each entity which is treated as a single employer with the Company for purposes of Section 414 of the Code.

                  4.23.2 Section 4.23 of the Company Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute.

                  4.23.2.1 All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each Employee Benefit Plan of the Company. The requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), have been met with respect to each Employee Benefit Plan of the Company.

                  4.23.2.2 All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Benefit Plan of the Company.

                  4.23.2.3 The Company has made available to eB2B for inspection and duplication correct and complete copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related insurance contracts, and other agreements which implement each Employee Benefit Plan of the Company.

                  4.23.3 The Company does not maintain or ever has maintained, or contribute or ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents, other than in accordance with Section 4980B of the Code.

         4.24 Guaranties. Except as set forth in Section 4.24 of the Company Disclosure Schedule, the Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         4.25 Environmental, Health, and Safety Matters.

                  4.25.1 To the Company's Knowledge, the Company has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

                  4.25.2 Without limiting the generality of the foregoing, to the Company's Knowledge, the Company has obtained and complied with, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth in Section 4.25.2 of the Company Disclosure Schedule.

                  4.25.3 The Company has not received any written or, to the Company's Knowledge, oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  4.25.4 To the Company's Knowledge, none of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or
(4) landfills, surface impoundments, or disposal areas.

                  4.25.5 To the Company's Knowledge, the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material liability under any Environmental, Health, and Safety Requirement.

                  4.25.6 To the Company's Knowledge, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                  4.25.7 To the Company's Knowledge, the Company has not, either expressly or by operation of law, assumed or undertaken any material liability, including without limitation any material obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                  4.25.8 To the Company's Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance in any material respect with Environmental, Health, and Safety Requirements, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements.

         4.26 Year 2000. Except as set forth in Section 4.26 of the Company Disclosure Schedule, none of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are owned or controlled by the Company in the conduct of its business, and, to the Company's knowledge, none of the products and services sold, licensed, rendered or otherwise provided by the Company in the conduct of its business will experience a Y2K Problem. The Company has communicated with its suppliers and customers to determine if any of such suppliers or customers expect to experience any Y2K Problems which may affect the Company, and the Company is not aware of any such Y2K Problems with respect to such suppliers or customers.

         Except as set forth in Section 4.26 of the Company Disclosure Schedule, the Company has not made any warranties regarding the ability of any product or service sold, licensed, rendered, or otherwise provided by the Company in the conduct of its business to operate without malfunction, to operate without ceasing to function, to generate correct data or to produce correct results when processing, providing or receiving (i) date-related data from, into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

         4.27 Certain Business Relationships With the Company. Except as set forth in Section 4.27 of the Company Disclosure Schedule, none of the Company Stockholders or any Affiliate of any Company Stockholder has been involved in any business arrangement or relationship with the Company within the past twelve
(12) months (other than the purchase and ownership of any shares of capital stock of the Company by a Company Stockholder) and none of the Company Stockholders or any Affiliate of any Company Stockholder owns any asset, tangible or intangible, which is used in the business of the Company.

         4.28 Transaction Costs. Except (i) to the extent set forth in the Schwartz Agreement (ii) the payments to CKS at the Closing, as set forth in
Section 7.2 hereof, and (iii) accountants' fees, the Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which eB2B or the Surviving Corporation could become liable or obligated.

         4.29 Takeover Statutes. No takeover statute applicable to the Company would restrict or adversely affect the ability of the Parties to consummate the Merger. The Company has not adopted any shareholder rights plan or similar "poison pill" arrangement, provision or understanding.

         4.30 Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         4.31 Accounts Payable. Section 4.30 of the Company Disclosure Schedule sets forth an accurate statement of the aged accounts payable of the Company as of the date not more than 15 days prior to the date hereof.


5        Representations and Warranties of eB2B. eB2B represents and warrants to the Company that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in the eB2B Disclosure Schedule and except for any changes contemplated in 7.2 hereof.

         5.1 Organization. eB2B is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. eB2B is duly qualified and in good standing to transact business in the State of New York.

         5.2 Capitalization. Section 5.2 of the eB2B Disclosure Schedule sets forth a description of the authorized capital stock of eB2B, and the number of issued and outstanding shares of such capital stock. Section 5.2 of the eB2B Disclosure Schedule also lists and provides a brief description of all authorized and issued options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require eB2B to issue any of its capital stock. Except with respect to the securities described in Section 5.2 of the eB2B Disclosure Schedule, there are no outstanding or authorized shares of capital stock or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require eB2B to issue any of its capital stock. All of the issued and outstanding shares of capital stock of eB2B have been duly authorized and are validly issued, fully paid, and nonassessable, and the shares of eB2B Common Stock to be issued in the Merger have been duly authorized and, upon consummation of the Merger in accordance with the terms hereof, will be validly issued, fully paid, and nonassessable.

         5.3 Authorization of Transaction. eB2B has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of eB2B, enforceable in accordance with its terms and conditions, subject to the effect of (i) any applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally and (ii) general principles of equity (whether considered in a proceeding in equity or at law).

         5.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which eB2B is subject or any provision of the certificate of incorporation or bylaws of eB2B or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which eB2B is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest on any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the DGCL, the Securities Act, the Securities Exchange Act or the state securities laws, eB2B is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         5.5 Financial Statements. Attached as Section 5.5 of the eB2B Disclosure Schedule are the audited consolidated and unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended September 30, 1999 for eB2B. Except as set forth in Schedule 5.5 of the eB2B Disclosure Schedule, the eB2B Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of eB2B as of such dates and the results of operations of eB2B for such periods, are correct and complete, and are consistent with the books and records of eB2B (which books and records are correct and complete in all material respects) subject to normal and recurring year-end adjustments which may be required with respect to the eB2B Most Recent Financial Statements.

         5.6 Events Subsequent to Most Recent Unaudited Period End. Since the date of eB2B Financial Statements, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of eB2B, except as may be disclosed in the Form S-4 Registration Statement.

         5.7 Undisclosed Liabilities. eB2B has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth in the eB2B Balance Sheet, (ii) Liabilities which have arisen after the date of the eB2B Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and (iii) Liabilities disclosed in Section 5.7 of the eB2B Disclosure Schedule or in the Form S-4 Registration Statement.

         5.8 Legal Compliance. eB2B has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

         5.9 Litigation. The Form S-4 Registration Statement sets forth each instance in which eB2B (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to eB2B's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as may be disclosed in the Form S-4 Registration Statement, there are no actions, suits, proceedings, hearings or investigations involving eB2B which could (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) adversely affect the right of the Surviving Corporation to own the assets or operate the businesses of the Company or (D) result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of eB2B. eB2B has no reason to believe that any such similar action, suit, proceeding, hearing, or investigation may be brought or threatened against eB2B.

6        Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         6.1 Confidentiality. All Confidential Information obtained by any Party shall be held in strict confidence and neither Party will use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, both Parties agree to return to the respective Party all tangible embodiments (and all copies) thereof which are in its possession and shall maintain the confidentiality of such information for not less than two (2) years from the date of such termination. Except as and to the extent required by law (including the Securities Act and the Securities Exchange Act), no

Party hereto will disclose to a third party (other than to other Representatives of the Company or eB2B who need to know such information for purposes of evaluating the Merger) any information regarding the existence of this Agreement, the terms of the Merger, or the existence or status of negotiations with respect thereto or any other Confidential Information without the prior consent of the other Party, except to the extent that the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the Merger or the furnishing or use of such information is required by or necessary in connection with legal proceedings. In the event a party is requested or required to disclose any of the Confidential Information except as permitted above, such party will provide the other with prompt written notice of any such request or requirement, so that the other Party may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, a party is nonetheless legally compelled to disclose Confidential Information, such party may, without liability hereunder, disclose that portion of the Confidential Information which is legally required to be disclosed, provided that such party exercises reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Upon the written request of the disclosing party, the non-disclosing party will promptly return to the disclosing party or destroy any Confidential Information in its possession and certify in writing to the disclosing party that it has done so.

         6.2 Indemnification. eB2B hereby agrees to indemnify each person who has executed a personal guaranty for any obligation of the Company or any of its Subsidiaries, which is set forth in Schedule 6.2 of the Company Disclosure Schedule, in the event that any such guaranty is enforced by a third party. eB2B hereby agrees to indemnify each director and officer of the Company and its subsidiaries, against all losses, claims, damages, costs, and expenses (including reasonable attorneys' fees), liabilities, judgments, and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative) arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), for a period of six (6) years following the Effective Time, to the same extent and on the same bases that eB2B indemnifies the directors and officers of eB2B, subject to the applicable terms of the DGCL.

7        Conditions to Closing.

         7.1 Conditions of eB2B. The obligation of eB2B to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  7.1.1 this Agreement and the Merger shall have received the Company Stockholder Approval and the number of Dissenting Shares shall not exceed 10% of the number of outstanding shares of Company Common Stock;

                  7.1.2 the Company shall have obtained the consent of each Person from whom such consent is required for the consummation of the Merger and with respect to which the failure to obtain such consent could result in a Material Adverse Effect (and none of such consents shall provide for the acceleration of any liabilities or any other detriment to the Company or eB2B, except to the extent provided by the agreements referred to in subsections 7.1.10, 7.1.11, 7.1.12, 7.1.13 and 7.1.14 below);

                  7.1.3 all material Internet domain names, trademarks and other items of Intellectual Property of the Company shall have been properly assigned to the Surviving Corporation;

                  7.1.4 the outstanding past-due indebtedness of Netlan, Inc. to vendors shall not exceed an aggregate of $501,389;

                  7.1.5 at the Closing, the Company shall have delivered to eB2B a certificate to the effect that each of the conditions specified above in Sections 7.1.1 - 7.1.4 have been satisfied in all respects;

                  7.1.6 each of the Company Stockholders shall have entered into the Escrow Agreement with eB2B;

                  7.1.7 each of the Company Key Employees shall have entered into employment agreements with eB2B;

                  7.1.8 each of the Company Stockholders (other than Charles Bernard) shall have entered into non-competition agreements with eB2B;

                  7.1.9 each of the Company Stockholders (other than any employees of the Company who became Company Stockholders solely as a result of the exercise of options to purchase Company Common Stock) shall have entered into lock-up agreements with eB2B;

                  7.1.10 Cephas Capital, L.P. ("Cephas") shall have entered into an agreement with eB2B and the Company (and its affiliates) concerning the payment of the Company's indebtedness to Cephas on terms acceptable to eB2B and the Company;

                  7.1.11 Key Bank National Association ("Key Bank") shall have delivered to the Company or eB2B a letter setting forth the amount of indebtedness of the Company (and its affiliates) to Key Bank, and providing that, upon payment of such indebtedness, neither eB2B nor the Company (or its affiliates) shall have any obligation or liability to Key Bank;

                  7.1.12 Schwartz Heslin Group, Inc. and Robert Schwartz (collectively, "Schwartz") shall have entered into an agreement with the Company concerning the Company's obligations to Schwartz on terms acceptable to eB2B and the Company ("Schwartz Agreement");

                  7.1.13 Michael Gansl ("Gansl") shall have entered into an agreement with the Company concerning the Company's obligations to Gansl on terms acceptable to eB2B and the Company;

                  7.1.14 Matthew Plociak ("Plociak")shall have entered into an agreement with the Company concerning the Company's obligations to Plociak on terms acceptable to eB2B and the Company;

                  7.1.15 The Stockholder Agreement dated November 3, 1998 among the Company, Robert Bengraff, Daniel Edwards and Stephanie Brown shall have been terminated;

                  7.1.16 eB2B shall have received a receipt (or similar statement) from CKS stating that, upon payment to CKS of the amounts set forth in Section 7.2.1 hereof, neither eB2B nor the Company shall owe any additional amounts to CKS for periods prior to the Closing;

                  7.1.17 eB2B shall have received from counsel to the Company an opinion in form and substance reasonably satisfactory to eB2B;

                  7.1.18 eB2B shall have received the resignations, effective as of the Closing, of each director and officer of the Company (and its subsidiaries) other than those whom eB2B shall have specified in writing at the Closing;

                  7.1.19 DynamicWeb shall have consented to the Merger; and

                  7.1.20 all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to eB2B.

         eB2B may waive any condition specified in this Section 7.1 if it executes a writing so stating at the Closing.

         7.2 Conditions of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  7.2.1 at the Closing, eB2B shall pay to CKS the amount of $43,672.11, plus the fees (not to exceed $75,000) and disbursements of CKS incurred in connection with the Merger;

                  7.2.2 this Agreement and the Merger shall have received the Company Stockholder Approval;

                  7.2.3 the Company shall have received from counsel to eB2B an opinion in form and substance reasonably satisfactory to the Company; and

                  7.2.4 all actions to be taken by eB2B in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

         The Company may waive any condition specified in this Section 7.2 if it executes a writing so stating at the Closing.

8        Miscellaneous.

         8.1 Survival of Representations and Warranties. Each representation and warranty contained in this Agreement shall survive the Closing for a period of one (1) year from the Effective Date and each of the covenants of eB2B hereunder shall survive the Closing until one (1) year following the last date on which such covenant is to be performed.

         8.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, except as may be required by law (including, without limitation, any filings required by the Securities Act or the Securities Exchange Act).

         8.3 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         8.4 Entire Agreement. This Agreement (including the documents referred to herein and entered into pursuant hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         8.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier with proof of delivery, and addressed to the intended recipient as set forth below:

         If to the Company:                             Copy to:
         Alfred Blitzer, Chief Executive Officer        Charles Axelrod, Esq.
         Netlan Enterprises, Inc.                       Camhy, Karlinsky & Stein LLP
         29 West 38th Street                            1740 Broadway, 16th Floor
         New York, New York 10018                       New York, New York 10019
         Facsimile No.: (212) 703-2122                  Facsimile No.: (212) 977-8389

         If to eB2B:                                    Copy to:
         Peter Fiorillo                                 Jack Hughes, Esq.
         Chief Executive Officer                        Moskowitz Altman & Hughes LLP
         eB2B Commerce, Inc.                            11 East 44th Street
         29 West 38th Street                            Suite 504
         New York, New York 10018                       New York, New York 10017
         Facsimile No.: (212) 868-0910                  Facsimile No.: (212) 697-2992

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         8.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         8.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         8.12 Expenses. Each Party will be responsible for its own Transaction Costs incurred in connection with this Agreement and the transactions contemplated hereby, except (i) as agreed by eB2B under Section 7.2 hereof;
(iii) as may be set forth in the Schwartz Agreement and (iii) that the shareholders of the Company shall not be responsible for accountants' fees incurred in connection with the Transaction, except to the extent that such fees result from services performed on behalf of any such shareholder individually.

         8.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

         8.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         8.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 8.16 below), in addition to any other remedy to which it may be entitled, at law or in equity.

         8.16     Alternate Dispute Resolution

                  8.16.1 The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations among each Party's representatives. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within fifteen (15) days after giving notice, the receiving Party shall submit to the other a written response. The notice and the response shall include: (a) a statement of

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each party's position and a summary of arguments supporting that position; and
(b) the name and title of the representative of that party and of any other person who will accompany the representative. Within thirty (30) days after delivery of the disputing Party's notice, the representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other Party will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                  8.16.2 If the dispute has not been resolved within ninety (90) days of the disputing Party's notice or if the Parties fail to meet within thirty (30) days, then either Party may immediately initiate arbitration of the controversy or claim as provided in Section 8.16.3. If any notice by either Party to arbitrate specifies binding arbitration, and the other Party declines to submit to binding arbitration, the notifying Party shall be free to proceed with civil litigation.

                  8.16.3 Arbitration, if initiated, shall be in accordance with the then current Rules of the American Arbitration Association. Such arbitration shall be conducted by three independent and impartial arbitrators reasonably acceptable to each Party. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.1-16 and, if binding, judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The arbitrators are not empowered to award damages in excess of compensatory damages and each Party hereby irrevocably waives any right to recover such noncompensatory damages with respect to any dispute resolved by arbitration.

                  8.16.4 In the event of binding arbitration, any claim by either Party shall be time-barred unless the asserting Party commences an arbitration proceeding with respect to such claim within one (1) year after the basis for such claim became known to the asserting party.

                  8.16.5 In the event of binding arbitration, the procedures specified in this Section 9.16 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a Party, without prejudice to the above procedures, may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole judgment reasonably exercised such action is necessary to avoid irreparable damage or to preserve the status quo. Despite action pursuant to this Section, the Parties will continue to participate in good faith in the procedures specified in this Section 8.16.

                  8.16.6 All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 8.16 are pending. The Parties will take such action, if any, required to effectuate such tolling.

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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and
Plan of Merger on the date first above written.

                                      eB2B COMMERCE, INC.


                                      By: /s/ Victor Cisario
                                         ------------------------
                                      Name: Victor Cisario
                                      Title: Chief Financial Officer


                                      NETLAN MERGER CORPORATION

                                      By: /s/ Victor Cisario
                                          -------------------------
                                      Name: Victor Cisario
                                      Title: Chief Financial Officer


                                      NETLAN ENTERPRISES, INC.

                                      By: /s/ Alfred L. Blitzer
                                          ---------------------------
                                      Name: Alfred L. Blitzer
                                      Title: Chief Executive Officer


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